Exhibit 99.1

  JACKSONVILLE BANK ANNOUNCES FOURTH LOCATION IN NEW 46,000 SQUARE FOOT CLASS A
                OFFICE BUILDING TO BE DEVELOPED BY ASH PROPERTIES

    JACKSONVILLE, Fla., Feb. 23 /PRNewswire-FirstCall/ -- The Jacksonville Bank, a wholly owned subsidiary of Jacksonville Bancorp, Inc. (Nasdaq: JAXB), announced today the bank will become the anchor tenant in a new Class A office building to be developed by Ash Properties at the southwest quadrant of 9A and Gate Parkway.

    The three-story, 46,000 square foot office building will be the home of The Jacksonville Bank's fourth location and further its expansion into one of the fastest-growing areas of Jacksonville. The bank will lease approximately 9,300 square feet plus three drive-through teller lanes which will be located on the east side of the building. In addition to the bank, Ash Properties will move its existing headquarters from Beach Boulevard to the new building.

    Randall Whitfield, Vice President of Acquisitions and Development with Ash Properties, stated, "We are very excited about our new relationship with The Jacksonville Bank. We plan on building a first-class building that they and our other tenants will always be proud of. We feel this location is unmatched in terms of visibility, access, and demographics."

    The company is also going to simultaneously build a 45,000 square foot retail center directly west of the office building which will be known as the "Shoppes of Gate Parkway."

    Gilbert J. Pomar, III, President and CEO of The Jacksonville Bank, stated, "This premier building in this premier location fills a definite need for our bank. We have grown tremendously in the last five and one-half years, and this will enable us to grow even faster, serve our existing customers better, and provide our way of banking to this incredible growing market."

    The building is expected to break ground in the next month and be completed late in the fourth quarter of this year.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank located in Jacksonville, Florida, and is a state-chartered bank focusing on the Northeast Florida market. The bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http://www.jaxbank.com .

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             02/23/2005
    /CONTACT: Valerie Kendall, EVP, CFO, Jacksonville Bancorp, Inc., +1-904-421-3051/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
                      http://www.newscom.com/cgi-bin/prnh/20020402/FLTU022LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.jaxbank.com /

-